UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of Report (Date of earliest event reported): August 1, 2012

AMERICAN STRATEGIC MINERALS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-171214	01-0949984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

C/o National Corporate Research Ltd. 202 South Minnesota Street Carson City, NV		89703
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (561) 351-3777

(Former name or former address, if changed since last report)

Copies to:
Harvey J. Kesner, Esq.
61 Broadway, 32nd Floor
New York, New York 10006
Telephone: (212) 930-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 3, 2012, American Strategic Minerals Corporation (the “Company”) entered into employment agreements with John Stetson, its President and Chief Operating Officer (the “Stetson Employment Agreement”) and Mark Groussman, its Chief Executive Officer (the “Groussman Employment Agreement”).

Pursuant to the terms of the Stetson Employment Agreement, Mr. Stetson will serve as the President and Chief Operating Officer of the Company for a period of two years, subject to renewal, in consideration for (i) an annual base salary of $90,000, subject to adjustment; (ii) ten-year options to purchase 1,500,000 shares of common stock with a strike price of $0.50 per share, vested immediately, and (iii) a restricted stock award of 2,000,000 shares of common stock which shall vest as follows: 1/3 after the Company achieves at least $800,000 in gross profits, 1/3 after the Company achieves at least $1,200,000 in gross profits and 1/3 after the Company achieves at least $1,600,000 in gross profits.

Pursuant to the terms of the Groussman Employment Agreement, Mr. Groussman will serve as the Chief Executive Officer of the Company for a period of two years, subject to renewal, in consideration for (i) an annual base salary of $120,000, subject to adjustment; (ii) ten-year options to purchase 1,500,000 shares of common stock with a strike price of $0.50 per share, vested immediately, and (iii) a restricted stock award of 1,000,000 shares of common stock which shall vest as follows: 1/3 after the Company achieves at least $800,000 in gross profits, 1/3 after the Company achieves at least $1,200,000 in gross profits and 1/3 after the Company achieves at least $1,600,000 in gross profits.

Under their respective employment agreements, each of Mr. Groussman and Mr. Stetson will be entitled to receive an annual bonus if the Company meets or exceeds certain criteria adopted by the Board and such annual bonus and any other stock based compensation shall be subject to certain “claw-back rights” in the event of any restatement of any financial results from which any bonus or other compensation was determined or in the event of a breach by either Mr. Groussman or Mr. Stetson of, among other things, any Company policy or of any agreement related to confidentiality, non-competition or non-solicitation of vendors or customers.  Such claw-back rights shall survive for a period of three years after the end of such individual’s employment with the Company.

Upon Mr. Stetson’s or Mr. Groussman’s (as the case may be) termination prior to the expiration of his employment term under his governing employment agreement, unless such individual is terminated for Cause (as defined in the Employment Agreement), or in the event such individual resigns without Good Reason (which shall include resignation upon a “Change of Control”, as defined in their respective employment agreements), the Company shall pay to such individual a lump sum in an amount equal to the sum of such individual’s (i) base salary for the prior 12 months plus (ii) such individual’s annual bonus amount during the prior 12 months.

This summaries of the Stetson Employment Agreement and the Groussman Employment Agreement are not complete, and are qualified in its entirety by reference to the full text of such agreements that are attached as Exhibit 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On August 1, 2012, shareholders holding a majority of the Company’s issued and outstanding common stock voted in favor of (i) changing the name of the Company to “Fidelity Property Group, Inc.” and (ii) adopting the Company’s 2012 Equity Incentive Plan under which 10,000,000 shares of the Company’s common stock are reserved for issuance thereunder.

The Company and its Board of Directors has determined that it would explore additional business opportunities that are divergent from its current business of the acquisition and exploration of properties that may contain uranium mineralization.  The Company has determined to direct its focus on the purchase and sale of real estate, including, initially, the purchase and sale of single family residential homes.  As a result, the Company’s historical business will be discontinued; however, the Company continues to own its uranium properties.  The Company has entered into informal non-binding confidential discussions with several entities concerning possible business opportunities.  However, there exist no agreements or understandings as to any such opportunities as of the date of this Current Report.

Further information regarding the Company’s name change and details regarding the 2012 Equity Incentive Plan can be found in the Company’s Preliminary Information Statement on Schedule 14C, filed with the Securities and Exchange Commission on August 3, 2012 and the exhibits attached thereto.

Exhibit No.	Description

10.1	Employment Agreement between the Company and John Stetson dated August 3, 2012

10.2	Employment Agreement between the Company and Mark Groussman dated August 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 7, 2012

AMERICAN STRATEGIC MINERALS CORPORATION

By:	/s/ Mark Groussman
Name: Mark Groussman
Title: Chief Executive Officer